From: Sierra Pacific Resources	To: PR Newswire, US1
Media Contact: Karl Walquist, (775) 834-3891
Analyst Contact: Britta Carlson, (702) 367-5624
February 17, 2006
Sierra Pacific Resources Reports 2005 Earnings
     Las Vegas, NV — Sierra Pacific Resources (NYSE: SRP) today announced consolidated earnings applicable to common stock of $82.2 million, or $0.44 per share, for the 12 months ended December 31, 2005, compared with earnings applicable to common stock of $28.6 million, or $0.16 per share, for 2004.
     Fourth-quarter consolidated earnings applicable to common stock totaled $21.7 million, or $0.11 per share, compared with $27.3 million, or $0.15 per share, in the same quarter in 2004.
     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “These 2005 financial results demonstrate our company’s continuing progress toward achieving our goals of restoring Sierra Pacific to investment grade status and improving shareholder value. This improving financial strength has given us better access to financial markets which ultimately benefits all of our customers by allowing us to invest in generation and other activities which reduce our reliance on volatile energy markets.”
     Positive factors affecting the year-end earnings were continued strong customer growth at both of the company’s utilities, Nevada Power Company and Sierra Pacific Power Company, and an increase in revenues at the utilities resulting from general rate increases implemented in 2004.

     Among other before tax items with a positive impact on earnings were approximately $20.9 million in interest expense reversed for settled disputes from energy suppliers, and an increase of approximately $45 million in Allowance for Funds Used During Construction primarily due to construction of the Chuck Lenzie Generating Station near Las Vegas.
     Partially offsetting the increased earnings, before income taxes, were approximately $54 million in fees associated with the early conversion of the 7.25 % Convertible Notes, $9.7 million in fees associated with various financing transactions and legal fees of approximately $11.4 million associated with the settlements with various energy suppliers.
     Items recorded in 2004, before taxes, that adversely affected year-end 2004 financial results included: non-cash charges of approximately $11.7 million for a goodwill impairment and $5.9 million of disallowed merger costs related to Nevada Power’s general rate case decided in 2004; charges of approximately $23.7 million for costs associated with early extinguishment of Sierra Pacific Resources’ 8 3/4 % Senior Unsecured Notes; and a charge of approximately $47.1 million resulting from a decision by the Public Utilities Commission of Nevada to disallow recovery of a portion of Sierra Pacific Power’s costs associated with the Pinon Pine power plant project.
Nevada Power Company 2005 Results
     Nevada Power Company reported net income of $132.7 million for 2005, compared with $104.3 million in 2004. During the 2005 fourth quarter, Nevada Power reported net income of $20.3 million, compared with net income of $19.9 million for the same period a year earlier.

     Operating revenues increased by $99.2 million for the year over 2004 due to strong customer growth and the impact of general rate increases.
     Other operating and maintenance expenses increased by approximately $22.3 million for the year, due mostly to increased legal fees associated with the Enron matter and the amortization of regulatory assets.
Sierra Pacific Power Company 2005 Results
     Sierra Pacific Power reported net income after preferred dividends of $48.2 million for 2005, compared with $14.7 million in 2004.
     Operating revenues for 2005 increased by $110.0 million compared with 2004 because of customer growth and increased rates.
     Other operating and maintenance expenses at Sierra Pacific Power increased by $8.6 million for the year compared with 2004 primarily due to increased severance costs, maintenance at company owned power plants and legal fees associated with the Enron matter.
     For the fourth quarter, Sierra Pacific Power reported earnings applicable to common stock of $12.2 million compared with $20.3 million in the same 2004 quarter.
     In addition to earnings applicable to common stock for Sierra Pacific Resources and Sierra Pacific Power and net income for Nevada Power, the companies have provided supplementally “adjusted earnings applicable to common stock” for Sierra Pacific Resources and Sierra Pacific Power and “adjusted net income” for Nevada Power, all of which are non-GAAP financial measures, in order to provide information that management believes aids the reader in determining earnings after taking into consideration many items that are primarily non-operational in nature. Reconciliations between GAAP earnings applicable to common stock and adjusted earnings applicable to common stock for Sierra Pacific Resources and Sierra Pacific Power and between GAAP net income and adjusted net income for Nevada Power are provided in a table herin. These non-GAAP measures should not be considered as substitutes for the GAAP measures.
     Since all periods being reported are affected by at least one of these items that are primarily non-operational in nature, management believes the non-GAAP financial measures are helpful to assure that they are taken into consideration accurately in assessing the financial performance for 2005 compared to 2004.
     The company said it expects to file its Form 10-K for the year ended December 31, 2005, with the Securities and Exchange Commission on March 1, 2006, at which time it will be available without charge through the EDGAR system at the SEC’s website. The Form 10-K report will also be posted on Sierra Pacific Resources’ website, www.sierrapacificresources.com.
Webcast Scheduled for 6:30 a.m. PST Today
     Senior management of Sierra Pacific Resources (SRP: NYSE) will review the company’s year-end 2005 financial results, regulatory issues and other matters during a conference call and live webcast today, Feb. 17, at 6:30 a.m. Pacific Standard Time.
     The webcast will be accessible on the Sierra Pacific Resources web site: www.sierrapacificresources.com.
     An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701 and use the conference call ID number, 819447, to access the recording. International callers should dial (320) 365-3844.
     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources’ ability to maintain access to the capital markets, Resources’ ability to receive dividends from its subsidiaries and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient power to meet their power demands and weather conditions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Sierra Pacific Resources, Nevada Power Company, Sierra Pacific Power Company
2005 Financial Highlights
(In thousands, except for per share amounts)
(Unaudited)

	SRP		NPC		SPPC
Year of 2005	2005	2004	2005	2004	2005	2004

Revenues	$3,030,219	$2,823,839	$1,883,267	$1,784,092	$1,145,697	$1,035,660
Operating Expenses	$2,671,438	$2,485,054	$1,654,440	$1,567,602	$1,029,393	$924,415
Earnings Applicable to Common Stock	$82,237	$28,571			$48,174	$14,677
Net Income			$132,734	$104,312
Earnings Applicable to Common Stock — Basic	$0.44	$0.16
Sierra Pacific Resources, Nevada Power Company, Sierra Pacific Power Company
Fourth Quarter, 2005 Financial Highlights
(In thousands, except for per share amounts)
(Unaudited)

	SRP		NPC		SPPC
Fourth Quarter, 2005	2005	2004	2005	2004	2005	2004

Revenues	$721,081	$654,387	$402,568	$374,025	$318,131	$280,037
Earnings Applicable to Common Stock	$21,654	$27,258			$12,205	$20,330
Net Income			$20,326	$19,930
Earnings Applicable to Common Stock — Basic	$0.11	$0.15

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES:
Adjusted Earnings Applicable to Common Stock, Adjusted Net Income
(in thousands)
Sierra Pacific Resources

	2005	2004
Earnings Applicable to Common Stock	$82,237	$28,571
Disallowed merger costs	—	5,900
Disallowed plant costs	—	47,100
Impairment of goodwill	—	11,700
Reversal of Interest on Settled Supplier Disputes	(20,900)	(40,000)
Legal Fees	11,400
Early Debt Conversion Fees	54,000
Other Financings costs and fees	9,700
Tender Fees and costs		23,700
Income Tax Effect	(18,970)	(16,940)

Adjusted Earnings Applicable to Common Stock	$117,467	$60,031

Adjusted earnings applicable to common stock — diluted	$0.63	$0.33
Weighted Average shares outstanding diluted	185,932,504	183,400,303

Nevada Power

	2005	2004
Net Income	$132,734	$104,312
Disallowed merger cost	—	3,970
Disallowed plant cost	—
Impairment of goodwill	—
Reversal of Interest on Settled Supplier Disputes	(17,700)	(28,000)
Legal Fees	8,770
Income Tax Effect	3,126	8,411

Adjusted Net Income	$126,930	$88,693

Sierra Pacific Power

	2005	2004
Earnings Applicable to Common Stock	$48,174	$14,677
Disallowed merger cost	—	1,930
Disallowed plant cost	—	47,100
Impairment of goodwill	—	—
Reversal of Interest on Settled Supplier Disputes	(3,200)	(12,000)
Legal Fees	2,610
Income Tax Effect	207	(12,961)

Adjusted Earnings Applicable to Common Stock	$47,791	$38,746